SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 26, 2008 (March 10, 2008)

AURASOUND, INC.
(Exact name of registrant as specified in Charter)

Nevada	000-51543	20-5573204
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

11839 East Smith Avenue
Santa Fe Springs, California 90670
(Address of Principal Executive Offices)

(562) 447-1780
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

The following discussion provides only a brief description of the document described below. The discussion is qualified in its entirety by the full text of the agreement.

On March 3, 2008 we executed a promissory note in the principal amount of $461,080 in favor of InSeat Solutions, Inc. InSeat Solutions, Inc. is controlled by Mr. Arthur Liu, our chief executive officer and a member of our board of directors. Pursuant to the promissory note, simple interest accrues on the unpaid balance of the principal amount at the rate of 8% per year. Both principal and interest are payable on demand. The promissory note will become due and payable in full in the event that any of the following events of default occurs: (i) if we fail to pay the principal amount and all accrued interest within 5 days after payment is due; (ii) if we file, or if we have filed against us, a petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, relief as a debtor or other relief under the bankruptcy, insolvency or similar laws, (iii) if we make an assignment for the benefit of creditors, or (iv) if an appointment of a receiver or trustee over us or our assets.

The loan proceeds were transferred to us on March 3, 2008 subject to the condition that they not be used until we received approval from Bank SinoPac, our lender, as required by the terms of the credit facility we executed with Bank SinoPac on June 7, 2007. On March 10, 2008 we received a letter from Bank SinoPac, dated March 5, 2008, approving the loan.

Item 2.03  Creation of a Direct Financial Obligation or an Off-Balance Sheet
Arrangement of a Registrant.

See Item 1.01 above.

Item 9.01  Financial Statements and Exhibits

Exhibit 10. Promissory Note dated March 3, 2008 in favor of InSeat Solutions, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 26, 2008
AuraSound, Inc.

	By:	/s/ Arthur Liu
Arthur Liu, Chief Executive Officer